Exhibit 99.1

American States Water Company Announces Privatization Contract Award for Fort Riley, Kansas

Estimated Contract Value of $601 Million Over a 50-Year Period

SAN DIMAS, Calif.--(BUSINESS WIRE)--October 2, 2017--American States Water Company (AWR: NYSE) announced today that its contracted services subsidiary, American States Utility Services, Inc. (“ASUS”), has been awarded a 50-year contract by the U.S. government to operate, maintain, and provide construction management services for the water distribution, wastewater collection, and treatment facilities at Fort Riley, a United States Army installation located in Kansas. The value of the contract is estimated at approximately $601 million over a 50-year period and is subject to annual economic price adjustment. Under the contract, there is a 9-month transition period to ensure seamless operations are established and inventory assets are fully accounted for in the contract.

“We are very pleased to have been awarded another significant 50-year contract, which confirms our strong relationship with the U.S. government and their continued confidence in our expertise and experience in managing water and wastewater systems on military bases,” stated Robert J. Sprowls, President and CEO of American States Water Company. “This win marks another important milestone in the growth strategy of our contracted services business and we are well positioned to continue competing for new contracts in the future.”

Fort Riley is a United States Army installation located in North Central Kansas and is currently home to the 1st Infantry Division. Fort Riley is also the site of the United States Cavalry School. At over 100,000 acres, Fort Riley has a daytime population of nearly 25,000. With the addition of Fort Riley, ASUS will be providing water and wastewater utility services at eleven military bases located within eight states.

Forward Looking Statements

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

About American States Water Company

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 259,000 customers located throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to approximately 24,000 customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country under 50-year privatization contracts with the U.S. government.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 63 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result.

CONTACT:
American States Water Company
Eva G. Tang, 909-394-3600, ext. 707
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer